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                                                                    EXHIBIT 23.4
                                                                    ------------





                                     Consent
                                       of
                     Credit Suisse First Boston Corporation

We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of NeoPath, Inc. as Annex D to the Joint Proxy Statement/Prospectus, as amended by Prospectus Supplement No. 1, which forms a part of the Registration Statement on Form S-4 (File No. 333-86555), as amended by Post-Effective Amendment No. 1, relating to the proposed merger of a wholly-owned subsidiary of AutoCyte, Inc. with and into NeoPath, Inc. and (ii) references to our firm and such opinion in the Joint Proxy Statement/Prospectus under the captions "Summary - The NeoPath Special Meeting - Fairness Opinion of Credit Suisse First Boston Corporation"; and "The Merger Background of the Merger"; "- NeoPath's Reasons for the Merger; Recommendation of the NeoPath Board"; and "Opinion of Credit Suisse First Boston Corporation". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


CREDIT SUISSE FIRST BOSTON CORPORATION


By: /s/ Brian C. Polzak
   ---------------------------------------
      Name:  Brian C. Polzak
      Title: Director


Dated:  September 15, 1999